Exhibit 4.1

AMENDMENT
TO
SHAREHOLDER RIGHTS AGREEMENT

 This Amendment to Shareholder Rights Agreement (the “Amendment”) is entered into as of April 15, 2015, by and between CollabRx, Inc., a Delaware corporation (f/k/a Tegal Corporation) (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as successor rights agent to Registrar and Transfer Company (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company is party to the Shareholder Rights Agreement, dated as of April 13, 2011, as may have been amended or supplemented (the “Rights Agreement”), with the Rights Agent. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to an occurrence of a Section 11(a)(ii) Event, the Company and the Rights Agent may, if the Company’s Board of Directors so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company; and

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth in this Amendment is necessary and desirable and has approved this Amendment, and pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.             Amendments to Section 1.

(a)          Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

(nn)	“Target Entity” shall mean Medytox Solutions, Inc., a Nevada corporation.

(oo)	“Effective Time” shall have the meaning set forth in the Merger Agreement.

(pp)	“Merger” shall have the meaning set forth in the Merger Agreement.

(qq)	“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of April 15, 2015, by and among Target Entity, Merger Sub, and the Company, as may be amended from time to time.

(rr)	“Merger Sub” shall mean CollabRx Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Company.

(b)          The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and supplemented by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement or any of the agreements contemplated thereunder (including without limitation any voting agreements), (ii) shareholder approval of the Merger Agreement, nor (iii) the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, shall be deemed to result in Target Entity or any of its Affiliates, Associates and shareholders becoming an Acquiring Person.”

(c)          The definition of “Stock Acquisition Date” in Section 1(jj) of the Rights Agreement is hereby amended and supplemented by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement or any of the agreements contemplated thereunder (including without limitation any voting agreements), (ii) shareholder approval of the Merger Agreement or (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement shall be deemed to result in a Stock Acquisition Date.”

(d)          The definition of “Grandfathered Time” in Section 1(t) of the Rights Agreement is hereby amended and restated in its entirety such that Section 1(t) shall read as follows:

““Grandfathered Time” shall mean immediately following the Effective Time.”

2.             Amendment to Section 3(a).  Section 3(a) of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement or any of the agreements contemplated thereunder (including without limitation any voting agreements), (ii) shareholder approval of the Merger Agreement or (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement shall be deemed to result in a Distribution Date.”

3.            Amendment to Section 7(a).  Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety such that Section 7(a) shall read as follows:

“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the Close of Business on the tenth anniversary of the Record Date (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the “Exchange Date”), or (iv) immediately prior to the Effective Time (the earliest of (i), (ii), (iii) or (iv) being herein referred to as the “Expiration Date”).  Except as set forth in Section 7(e) hereof and notwithstanding any other provision of this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock of the Company may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such shares of Common Stock of the Company in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of shares of Common Stock of the Company.”

4.             Amendment to Section 11.  Section 11(a)(ii) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the occurrence of (i) the execution and delivery of the Merger Agreement or any of the agreements contemplated thereunder (including without limitation any voting agreements), (ii) shareholder approval of the Merger Agreement and/or (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement shall not be deemed to be a Section 11(a)(ii) Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 11(a)(ii).”

5.            Amendment to Section 13.  Section 13(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the occurrence of (i) the execution and delivery of the Merger Agreement or the agreements contemplated thereunder (including without limitation any voting agreements), (ii) shareholder approval of the Merger Agreement and/or (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement shall not be deemed to be a Section 13 Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13.”

6.             Notice to Rights Agent. In the event of the occurrence of the Effective Time, the Company shall promptly notify Rights Agent of the Expiration Date.

7.              Effectiveness.  This Amendment shall be deemed effective as of the date first above written, as if executed on such date.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

8.             Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

9.             Counterparts.  This Amendment may be executed in any number of counterparts, which shall for all purposes be deemed an original, and all such counterparts together shall constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

COLLABRX, INC.

Attest:

/s/ Clifford Baron	By:	/s/ Thomas R. Mika
Name: Clifford Baron	Name: Thomas R. Mika
Title: VP/COO	Title: President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

Attest:

/s/ James Walsh	By:	/s/ Dennis V. Moccia
Name: James Walsh	Name: Dennis V. Moccia
Title: AVP Relationship Management	Title: Manager, Contract Administration